Exhibit 99.1

August 31, 2009	CONTACTS:

Media:
Russ Stolle, tel: +1 281 719 6624

Investor Relations:
Kurt Ogden, tel: +1 801 584 5959

Huntsman Signs “Stalking Horse” Asset Purchase Agreement with Tronox

The Woodlands, Texas – Huntsman Corporation (NYSE: HUN) today announced that it signed a “stalking horse” asset and equity purchase agreement pursuant to which its wholly-owned subsidiary Huntsman Pigments LLC has agreed to acquire the following assets of Tronox Incorporated and its subsidiaries under Section 363 of Chapter 11 of the U.S. Bankruptcy Code:

•                  Titanium dioxide facilities in The Netherlands and the United States (excluding Savannah, Georgia);

•                  A 50% joint venture interest in another titanium dioxide facility in Australia and associated mining and other operations; and

•                  Electrolytic production facilities in the United States.

Huntsman’s bid provides for a purchase price of approximately $415 million, including working capital.  Huntsman intends to finance approximately fifty percent of the purchase price with debt.

The agreement will be submitted for approval to the United States Bankruptcy Court for the Southern District of New York.

Peter Huntsman, President and CEO of Huntsman Corporation, stated:  “We look forward to the prospect of acquiring these assets.  This acquisition, even before expected synergies, would be immediately accretive to our operating earnings and cash flow, as well as reduce our debt leverage.  By combining our existing Pigments division with these assets, we also can realize substantial efficiencies that will benefit the customers, vendors, employees and other stakeholders of the combined business.”

Tronox and certain of the company’s subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code on January 12, 2009.  A stalking horse bid is a binding proposal for a bankrupt company’s assets from an interested buyer chosen by the bankrupt company, subject to a higher offer through an auction process approved by the bankruptcy court.  If Huntsman is ultimately approved by the bankruptcy court as the buyer and the sale is approved, Huntsman’s completion of the proposed acquisition of the assets of Tronox as agreed remains subject to customary antitrust and other regulatory approvals.

Mr. Huntsman commented further, “We look forward to completing the auction process and to working productively with the various stakeholders of Tronox to bring this transaction to a timely and orderly conclusion.”

Tronox’s JV partner in Australia, Exxaro Resources Limited, has agreed to waive contractual restrictions on the transfer of Tronox’s JV interests to Huntsman, including applicable right of first refusal and change of control rights, in the event Huntsman is approved by the bankruptcy court as the buyer of the assets.

About Huntsman:

Huntsman is a global manufacturer and marketer of differentiated chemicals.  Its operating companies manufacture products for a variety of global industries, including chemicals, plastics, automotive, aviation, textiles, footwear, paints and coatings, construction, technology, agriculture, health care, detergent, personal care, furniture, appliances and packaging.  Originally known for pioneering innovations in packaging and, later, for rapid and integrated growth in petrochemicals, Huntsman today has more than 12,000 employees and operates from multiple locations worldwide.  The Company had 2008 revenues exceeding US$10 billion.  For more information about Huntsman, please visit the Company’s website at www.huntsman.com.

Forward-Looking Statements:

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in the Huntsman companies’ filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal, regulatory and technological factors.  In addition, the completion of any transactions described in this release is subject to a number of uncertainties and closing will be subject to approvals and other customary conditions. Accordingly, there can be no assurance that such transactions will be completed or that the company’s expectations will be realized. The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.